Exhibit 99.1

STIFEL FINANCIAL CORP. FINALIZES PURCHASE OF DEPFA BANK NOTES

ST. LOUIS, August 11, 2011 - Stifel Financial Corp. (NYSE: SF) today announced that it has finalized a definitive agreement to purchase notes in a face amount of approximately $162.5 million from Depfa Bank plc.  As previously disclosed in the Company's Form 10-Q and 10-K filings with the SEC, the Company was named in a civil lawsuit filed in the Circuit Court of Milwaukee, Wisconsin (the "Wisconsin State Court") on September 29, 2008 along with Stifel Nicolaus, Royal Bank of Canada Europe Ltd. ("RBC"), and certain other RBC entities (collectively the "Defendants") by the school districts and the individual trustees for other post-employment benefit ("OPEB") trusts established by those school districts (collectively the "Plaintiffs").  The total amount of the investments made by the OPEB trusts was $200.0 million.  The Plaintiffs have asserted that the school districts contributed $37.5 million to the OPEB trusts to purchase the investments. The balance of $162.5 million used to purchase the investments was borrowed by the OPEB trusts from Depfa Bank.

The notes were purchased at a substantial discount, immediately written down, and are carried at a zero value on the Company's balance sheet.  The write down of the notes plus additional litigation-related provisions relating to the Wisconsin school district matters and other charges resulted in a $27.9 million after tax or $0.45 charge per diluted share, as previously disclosed in the Company's Form 10-Q for the quarter ended June 30, 2011.

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